Exhibit (E)(2)

THOMPSON IM FUNDS, INC.

AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT, effective as of the 15th day of August, 2017, to the Distribution Agreement, dated as August 19, 2015 (the "Distribution Agreement"), as amended, is entered into by and between THOMPSON IM FUNDS, INC., a Wisconsin corporation (the "Corporation"), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company ("Distributor"). THOMPSON INVESTMENT MANAGEMENT, LLC, the investment advisor to the Corporation (the “Advisor”), is a party hereto with respect to Sections 3F. and 6 only.

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Corporation, the Advisor and the Distributor desire to amend the fees of the Distribution Agreement; and

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Distribution Agreement is replaced in its entirety by Amended Exhibit B.

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

thompson IM funds, inc.		quasar distributors, LLC

By:	/s/ Jason L. Stephens	By:	/s/ James R. Schoenike

Name:	Jason L. Stephens	Name:	James R. Schoenike

Title:	Chief Executive Officer	Title:	President

thompson investment management, inc.

By:	/s/ Jason L. Stephens

Name:	Jason L. Stephens

Title:	Chief Executive Officer

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Amended Exhibit B to the Distribution Agreement – Thompson IM Funds, Inc.

Fees from 9/1/2017 through 9/1/2018 REGULATORY DISTRIBUTION SERVICES

Regulatory Distribution Annual Services*

Minimum annual fee – $[    ], payable monthly in arrears

Market Value Fee at the annual rate listed below on average daily net assets, payable monthly in arrears

•     [    ] basis point on assets from $[    ] to $[    ]

•     [    ] basis point on the next $[    ]

•     [    ] basis points on balance

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Chief Compliance Officer Support Fee*

$[    ] per year per fund complex

Standard Advertising Compliance Review

•     $[    ] per communication piece for the first [    ] pages (minutes if audio or video); $[    ] per page (minute if audio or video) thereafter.

•     $[    ] FINRA filing fee per communication piece for the first [    ] pages (minutes if audio or video); $[    ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

•     $[    ] for the first [    ] pages (minutes if audio or video); $[    ] per page (minute if audio or video) thereafter, [    ] hour initial turnaround.

•     $[    ] FINRA filing fee per communication piece for the first [    ] pages (minutes if audio or video); $[    ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Marketing Support Services

•     Fund Fact Sheets

•     Design- $[    ] per fact sheet, includes first production

•     Production- $[    ] per fact sheet per production period

•     Web sites, third party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

•      Licensing of Investment Advisor’s Staff $[    ] per year per registered representative

•      Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66

•      All associated FINRA and state fees for registered representatives, including license and renewal fees.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

•     Production, printing, distribution, and placement of advertising, sales literature, and materials

•     Engagement of designers, free-lance writers, and public relations firms

•     Postage, overnight delivery charges

•     FINRA registration fees and other costs to fulfill regulatory requirements

•     Travel, lodging, and meals

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

*Subject to annual CPI increase – CPI base date: 09/01/2016 - All Urban Consumers - U.S. City Average

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